                              SEPARATION AGREEMENT

     This Separation Agreement ("Agreement") is entered into by and between Corn Products International, Inc. (the "Company") and Michael R. Pyatt ("Pyatt").

     WHEREAS, Pyatt is presently employed by the Company as its Vice President, and President, United States/Canadian Region;

     WHEREAS, the Company and Pyatt desire to enter into this Agreement to set forth the terms and conditions of Pyatt's voluntary resignation from the Company; and

     WHEREAS, Pyatt desires to avail himself of the monetary and other benefits to be paid and/or provided to him in connection with the termination of his employment as set forth in this Agreement, to which he would not otherwise be entitled;

     NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and for other good and valuable consideration, the adequacy, sufficiency, and receipt of which are hereby acknowledged, the Company and Pyatt agree as follows:

     1. A. Pyatt hereby voluntarily resigns from his position as Vice President, and President, United States/Canadian Region, and from any and all officer and/or board of director positions that he currently holds with any affiliate of the Company, effective at the close of business on August 2, 2001, and Pyatt agrees that he will execute all documents necessary to effect such resignation(s). Pyatt shall continue in the Company's employ on a consulting basis, subject to the terms and conditions set forth herein, for the period that begins on August 3, 2001, and ends at the close of business on September 30, 2001, at which time his employment by the Company will cease and he will transfer to the payroll of, and be employed on a consulting basis by, Canada Starch Operating Company, Inc. ("Canada Starch") until the close of business on January 31, 2003 (the entire period from August 3, 2001, to and including January 31, 2003, constituting the "Consulting Period"). During the Consulting Period, Pyatt shall make himself available for reasonable periods of time upon reasonable request to consult with representatives of the Company concerning matters related to his duties and responsibilities prior to August 3, 2001, but Pyatt shall have no other duties and/or responsibilities for the Company, other than as set forth herein. Pyatt agrees to cooperate fully with the Company before and during the Consulting Period in the transition of his duties and responsibilities to such person(s) as the Company may direct. During the Consulting Period, Pyatt may be employed by and/or provide services to other companies or entities, except insofar as prohibited by Section 7.C. of this Agreement, and such employment or the provision of such services by him shall not affect his entitlement to the payments and/or benefits set forth in Section 2 of this Agreement.

        B. In addition, Pyatt hereby voluntarily resigns from his employment with Canada Starch, which resignation shall become effective at the close of business on January 31,

2003, at the conclusion of the Consulting Period, at which time his employment by Canada Starch will terminate for all purposes.

     2. Subject to Pyatt's compliance with each of his obligations under this Agreement, Pyatt shall receive the compensation and benefits and shall have the rights set forth in this Section.

        A. During the Consulting Period:

           i. Pyatt shall be paid a salary at the rate of $271,000.00 U.S. per year, less any required or authorized withholding and deductions, through September 30, 2001. Thereafter, for the remainder of the Consulting Period, Pyatt shall be paid a salary at the rate of $417,000 Canadian per year. Pyatt will receive periodic salary payments on the Company's and Canada Starch's regularly scheduled pay days in accordance with the Company's and Canada Starch's established payroll practices.

           ii. Except as set forth herein, Pyatt shall continue to participate through September 30, 2001, in any available Company employee benefit plans (including without limitation life and health insurance plans) in accordance with the terms and conditions of such plans, as they may be amended from time to time. From October 1, 2001, through the remainder of the Consulting Period, Pyatt shall participate in any available Canada Starch employee benefit plans (including without limitation life and health insurance plans) in accordance with the terms and conditions of such plans, as they may be amended from time to time. Notwithstanding the foregoing, (a) Pyatt will continue to participate in the Company's Executive Life Insurance Plan in accordance with the terms and conditions of the plan, as it may be amended from time to time, and (b) Pyatt will be covered under the Company's health insurance plan through December 31, 2001, and thereafter, until the end of the Consulting Period, under Canada Starch's health insurance plan.

           iii. Pyatt shall be permitted to make contributions to the Corn Products International, Inc. Retirement Savings Plan in accordance with the terms and conditions of such plan, as it may be amended from time to time, through September 30, 2001; thereafter, he shall participate in the Pension Plan for Salaried Employees of the Canada Starch Operating Company, Inc. through the end of the Consulting Period.

           iv. Pyatt shall continue to participate in the Corn Products International, Inc. Supplemental Executive Retirement Plan in accordance with the terms and conditions of such plan, as it may be amended from time to time, through September 30, 2001.

           v. Pyatt will receive benefits under the Corn Products International, Inc. Performance Plan, in accordance with the terms and conditions of the plan, as it may be amended from time to time.

           vi. The Company will pay Pyatt a lump sum of ten thousand and 00/00 United States dollars ($10,000.00 U.S.), less withholding as required by law, by September 30, 2001, for his use for tax preparation expenses.

           vii. Pyatt may continue to make use of the automobile with which he has been provided by the Company. Pyatt shall bear all costs associated with the use, maintenance, and upkeep of the automobile, but the Company will continue to pay the costs for the insurance of the automobile and any major repairs. At the conclusion of the Consulting Period, he shall return the automobile to the Company in Toronto, Canada, or, at his option, he may purchase the automobile in accordance with the then-existing Company policy.

           viii. Pyatt will not earn any benefits under the Company's or Canada Starch's vacation policy. He will be paid for three (3) weeks of vacation benefits that he earned during 2000 and seven-twelfths (7/12) of the vacation benefits he would have earned during 2001 had he remained employed by the Company through December 31, 2001. Such payment will be made on or before September 30, 2001.

           ix. Pyatt will not receive a bonus payment pursuant to the Corn Products International, Inc. Annual Incentive Plan for the 2001 Performance Period.

        B. Pyatt will be paid the balance in his U.S. Cash Balance Plan account as soon as administratively possible after February 1, 2003, reflecting his U.
S. credit service through September 30, 2001. He will receive retiree medical benefits under the Casco Retiree Medical Plan in accordance with its terms, as amended from time to time. Pyatt will forfeit any benefits under the Retirement Health Care Spending Accounts provisions of the Corn Products International, Inc. Master Retiree Welfare Plan.

        C. At the conclusion of the Consulting Period, Pyatt will be deemed to have retired from the Company:

           i. for the purpose of determining his rights, and the Company's corresponding obligations, if any, with respect to any Stock Options, Stock Awards, and Performance Share Awards that he may have been granted under the Corn Products International, Inc. 1998 Stock Incentive Plan, in accordance with the terms and conditions of such plan, as it may be amended from time to time; and

           ii. for the purpose of determining his rights under the Pension Plan for Salaried Employees of the Canada Starch Operating Company, Inc. and the Canadian Supplemental Pension Plan.

        D. Pyatt and the Company are parties to an Executive Severance Agreement, dated December 31, 1997. Pursuant to Section 7(i) of the Executive Severance Agreement ("Termination and Amendment; Successors; Binding Agreement"), Pyatt and the Company hereby agree that the Executive Severance Agreement between Pyatt and the Company shall terminate effective upon the close of business on August 2, 2001, and that Pyatt shall have no right to any benefits under that agreement following its termination.

        E. During and following the Consulting Period, Pyatt shall continue to have the rights of a former officer of the Company, and the Company shall have such corresponding obligations to him, under the Indemnification Agreement dated as of November 19, 1997, between Pyatt and the Company in accordance with the terms and conditions of such agreement.

        F. In the event Pyatt elects to relocate his household to Canada at any time prior to January 31, 2003, the Company shall reimburse Pyatt for (i) the reasonable costs actually incurred by him to move his household goods to Canada and (ii) additional assistance with the sale of his residence, including relocation company purchase of his home, all in accordance with the terms and conditions of the Company's United States Relocation Policy, as it may be amended from time to time. The Company will not reimburse Pyatt for the costs incurred by him in moving himself and/or his family or for any costs incurred by him in traveling to Canada to locate a new residence and will not provide him with a relocation allowance. In addition, the Company will not reimburse Pyatt for any closing costs that he may incur in connection with the purchase of a residence in Canada. The benefits provided in this subsection 2.F. will be available to Pyatt's spouse throughout the Consulting Period, in the event of Pyatt's death.

        G. On July 31, 2004, Pyatt shall receive the sum of seventy-five thousand and 00/00 United States dollars ($75,000.00 U.S.), paid in Canadian dollars calculated based on the July 31, 2004 average of the daily exchange rate at closing as reported in the Wall Street Journal Midwest Edition, less any required or authorized withholding and deductions.

        H. The Company will provide Pyatt with the executive-level services of a mutually agreeable outplacement firm in either the United States or Canada, at Pyatt's option, during the period of August 3, 2001, through January 31, 2003, provided, however, that the cost of such services must be mutually agreeable.

        I. The Company will reimburse Pyatt for any reasonable and necessary travel expenses actually incurred by him in connection with his provision of consulting services to the Company, in accordance with the Company's travel expense policy.

        J. The Company will not contest any application that Pyatt may file for unemployment compensation benefits; however, the Company will not acknowledge that Pyatt is entitled to such benefits.

        K. Pyatt may retain the laptop computer provided to him by the Company, but Pyatt must return the computer to the Company prior to his execution of this Agreement so that it may be cleared of Company data.

     3. A. As used in this Agreement, the term "Pyatt Releasing Parties" includes Pyatt and anyone claiming through him including, but not limited to, his past, present and future spouses, family, relatives, agents, attorneys, representatives, heirs, executors, administrators, and the predecessors, successors, and assigns of each of them. As used in this Agreement, the term "Released Parties" includes: (i) the Company and its past, present and future affiliates, employee benefit plans and programs and other related entities (whether or not any such entities are wholly owned); (ii) the past, present, and future trustees, fiduciaries, administrators, directors, officers, agents, representatives, members, partners, employees, and attorneys of each entity listed in (i) above; and (iii) the predecessors, successors, and assigns of each entity listed in (i) and (ii) above.

        B. The Pyatt Releasing Parties hereby agree not to sue and further agree to release the Released Parties with respect to any and all claims, whether currently known or unknown, which Pyatt now has, has ever had, or may ever have against any of the Released Parties arising from or related to any act, omission, or thing occurring at any time up to and including the date on which Pyatt signs this Agreement. Without limiting the generality of the foregoing, the claims released by Pyatt hereunder include, but are not limited to:

           i. all claims for or related in any way to Pyatt's employment, hiring, conditions of employment, resignation from his position as an officer, or his resignation from employment as prescribed in this Agreement;

           ii.   all claims that could be asserted by Pyatt or on his behalf:
(a) in any federal, state, or local court, commission, or agency; (b) under any common law theory; or (c) under any employment, contract, tort, federal, state, or local law, regulation, ordinance, or executive order; and

           iii. all claims that could be asserted by Pyatt or on his behalf arising under any constitution, law, statute, ordinance, or regulation, including, but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act of 1993, the Illinois Human Rights Act, or the Cook County Human Rights ordinance.

        C. The Company hereby agrees not to sue and further agrees to release Pyatt with respect to any and all claims which the Company now has, has ever had, or may ever have against any Pyatt arising from or related to any act, omission, or thing occurring at any time up to and including the date on which the Company signs this Agreement that was known by a member of senior management of the Company as of the date on which the Company signs this Agreement.

        D. Pyatt and the Company represent and warrant to each other that: (i) he/it has not filed or initiated any legal, equitable, administrative, or other proceeding(s) against any of the Released Parties (in the case of Pyatt) or against Pyatt (in the case of the Company); (ii) no such proceeding(s) have been initiated against any of the Released Parties on Pyatt's behalf or against Pyatt on the Company's behalf; (iii) he/it is the sole owner of the actual or alleged claims, demands, rights, causes of action, and other matters that are released in Section 3.B. and 3.C. above; (iv) the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and (v) he/it has the full right and power to grant, execute, and deliver the releases, undertakings, and agreements contained in this Agreement.

     4. Pyatt agrees and acknowledges that he continues to be bound by, and is obligated to comply with, the Employee Confidentiality and Invention Assignment Agreement, entered into between him and the Company on November 10, 1997, in accordance with the terms and conditions of such agreement.

     5. Pyatt agrees that he has no present or future right to employment with the Company after January 31, 2003 or to return to active employment with the Company at any time during or after the Consulting Period, and that he shall not at any time apply for, seek consideration for, or accept any employment (active or otherwise), engagement, or contract with the Company or any of the other Released Parties. Notwithstanding the foregoing, Pyatt shall have no obligation to terminate his employment with any employer that becomes a Released Party only subsequent to Pyatt's hire. During and after the Consulting Period, Pyatt also shall not hold himself out as an agent of, enter into any contracts for, or otherwise bind the Company or any of the other Released Parties.

     6. Pyatt agrees that he will not disclose the terms of this Agreement (other than the fact and duration of his consulting status) to any third parties with the exception of his financial or legal advisors, prospective employers, his outplacement and career counseling firm, and members of his immediate family, each of whom shall be bound by this confidentiality provision (in which case Pyatt shall be responsible for ensuring that any such individuals comply with the terms of this Agreement), except as may be required to comply with legal process or to enforce the obligations established by this Agreement. Pyatt acknowledges and agrees that this requirement of confidentiality is among the material inducements for the Company to enter into this Agreement.

     7. Pyatt agrees that, during his employment with the Company, he has had access to and/or has acquired Confidential Information, as defined herein, and trade secrets belonging to the Company. Accordingly, Pyatt agrees that:

        A. During and after the Consulting Period he shall not directly or indirectly use, disclose, or take any action that may result in the use by or disclosure to any person of any Confidential Information of the Company, unless such information lawfully has become generally available to the public, or except as otherwise required by law;

        B. On or before September 7, 2001, Pyatt shall return to the Company all property, including but not limited to any and all I.D. cards, memoranda, notes, plans, records, reports, computers, laptops, computer programs, cell phones, car phones, American Express and any other company-sponsored credit cards, files, charts, or other documents or things containing in whole or in part any Confidential Information, and all copies thereof that are within his possession or control and that relate to the affairs of the Company. The Company shall provide Pyatt with a receipt for all Company property actually returned by him.

        C. i.    Pyatt covenants that during the Consulting Period and the
subsequent period to and including July 31, 2004, he will not engage, directly or indirectly, in any Prohibited Activity, as that term is defined herein, within the Territory, as that term is defined herein, whether as a principal, proprietor, partner, stockholder (other than as the holder of less than 5% of the stock of a corporation the securities of which are traded on a national securities exchange or in the over-the-counter market), director, employee, consultant, agent, or distributor, other than on behalf of the Company or any related entity (whether or not such entity is wholly owned).

           ii. The term "Prohibited Activity" shall mean the following activities: corn wet milling processing, manufacturing, marketing distribution, sales and trading of all types of products derived from the corn wet milling process, such as, but not limited to, all types of starches, modified corn starch, corn syrups, syrup blends, fructose sweeteners, caramel colors, maltrodextrins, dextroses, sorbitols, corn oil, citric acid, and lactic acid. Notwithstanding the foregoing, Prohibited Activity shall not include the processing, manufacturing, marketing, distribution, sales and trading of ethanol, gluten meal, gluten feed, corn germ meal, corn germ and corn oil derived from the corn wet milling process or any other process or raw material. The aforesaid products encompassed within the definition of Prohibited Activity will not be limited to regular corn derivatives, but will also include starches and/or sugars derived from any other agricultural products such as, but not limited to, waxy corn, sorghum, high amylose corn, potato, sugar beet, and sugar cane and their derivatives independently of the industrial process employed to produce them. Notwithstanding the foregoing, Prohibited Activities shall not include starches derived from wheat and/or tapioca.

           iii. Nothing in this subsection C. shall restrict Pyatt from applying for, seeking consideration for, or accepting any employment (active or otherwise), engagement, or contract with a natural person, corporation, business trust, joint venture, limited liability company, association, company or partnership (an "Entity"), provided that such Entity is not itself engaged in any Prohibited Activity as defined in Section 7.C.ii of this Agreement, even though such Entity may control, be controlled by, or be under common control with, another Entity that is engaged in Prohibited Activity.

           iv. The term "Territory" shall mean wherever the Company is doing business, either directly or through an affiliate or agent. The Company agrees that it will respond in a reasonable period of time to any request from Pyatt concerning whether the Company is doing business in specific countries.

        D. Pyatt covenants that during the Consulting Period and the subsequent period to and including July 31, 2004, he will not directly or indirectly solicit any employee of the Company or any of its affiliates or subsidiaries to terminate such employment in order to enter into any such relationship on behalf of any other business organization.

        E. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce the covenants contained in this Section 7, any term, restriction, covenant or promise contained therein is found to be unenforceable due to unreasonableness or due to any other reason, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

        F. Without in any way limiting the Company's rights to pursue any other legal or equitable remedies available to it or to exercise any of its rights under this Agreement, Pyatt recognizes and agrees that a breach of any or all of the provisions of Section 7 will cause immediate and irreparable harm to the Company for which damages cannot be readily calculated and for which they are an inadequate full remedy. Accordingly, Pyatt acknowledges and agrees that the Company shall be entitled to injunctive relief restraining and enjoining any further actual or threatened breaches by him without the necessity of proving actual monetary loss.

        G. "Confidential Information" includes the following information of the Company and/or any of its affiliates (including but not limited to joint ventures and joint marketing companies) and/or Cooperative Management Partners (any or all of whom are referred to for the purposes of this Section as "the Company"):

           i. Strategic and tactical business, financial, profit, marketing, development, analytical, sales and technical service (both short and long term) information, plans, and programs, including the process by which the Company develops such information, plans, and programs;

           ii. Customer pricing agreements, business contract details, identification of specific Company customers with whom Pyatt came into contact or gained knowledge of during the course of his employment with the Company, and exclusive business and supply arrangements;

           iii. Customer development and application plans and programs specific to product lines and global business operating spheres;

           iv. All information regarding process, product, and use application patents, pending patents, and patent applications, as well as current research, development, and application work underway regarding future patents;

           v.    Manufacturing cost data and product profitability information;

           vi. Programs and details regarding corn purchasing, handling, and storage;

           vii. Internal organizational structures and reporting relationships;

           viii. Business licensing agreements and other internal contractual relationships not generally known to the public;

           ix. The relationships of the Company and its international affiliates;

           x. Current and developmental products, their manufacturing processes, procedures and use application technologies; and

           xi. Vendor (equipment and supplies) programs, developmental arrangements and pricing details.

     8. A. The Company may immediately terminate this Agreement and, if during the Consulting Period, Pyatt's employment for Cause (as defined herein) upon written notice of such termination to Pyatt and shall have no further obligations to Pyatt under this Agreement, provided that the rights and obligations of the parties pursuant to Sections 1, 3, 4, 5, 6, 7, 9, 16, and 17 herein shall remain in full force and effect in accordance with the terms of those Sections. As used herein, "Cause" shall mean: (i) embezzlement or misappropriation of Company funds or any other material act of dishonesty by Pyatt; (ii) Pyatt's commission or conviction of a misdemeanor involving moral turpitude or of a felony, or entry by Pyatt of a plea of guilty or nolo contendere to any such misdemeanor or felony; (iii) engagement in any activity that Pyatt knows or should know would or could harm the operations or reputation of the Company; (iv) material violation of any contractual obligation to the Company (including without limitation Pyatt's obligations under Section 7 of this Agreement); or (v) violation of any statutory or common law duty to the Company, including without limitation the duty of loyalty, and provided that, in the case of (iii), (iv), or (v), such conduct or violation continues thirty (30) days after Pyatt receives written notice thereof from the Company and fails to cure it during such thirty (30)-day period. In the event that the Company exercises its election to terminate this Agreement for Cause, Pyatt shall not be entitled to any amounts under this Agreement other than a proportionate share of any salary earned but unpaid under
Section 2.A.i. for any period during which Pyatt was employed prior to the termination (which shall be calculated and paid as it would otherwise be calculated and paid hereunder).

         B. This Agreement shall automatically terminate upon Pyatt's death, in which case Pyatt's heirs/estate will be entitled to receive (i) any unpaid salary payments for the period of Pyatt's employment prior to his date of death,
(ii) such other payments and/or benefits to which they/it may be entitled under the benefit plans and programs identified in Section 2 of this Agreement in accordance with their terms and conditions, as amended from time to time, and
(iii) in the event Pyatt dies prior to December 31, 2001, the unpaid salary payments that he would have received through December 31, 2001. In the event of Pyatt's death prior to August 1, 2004, his heirs and estate will not be entitled to receive any of the payments provided for in Section 2.G. of this Agreement.

     9. Pyatt shall not take any action, verbal or otherwise, that would or could disparage or damage the reputation or operations of the Company or any of the other Released Parties. Pyatt and the Company will agree upon the text of an employment reference and will identify the individuals at the Company to be contacted for the reference.

     10. Nothing in this Agreement is intended to or shall be construed as an admission by the Company, any of the other Released Parties, or Pyatt that it, they, or he have/has violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to Pyatt, the Company, or any other Released Party. The Company, the other Released Parties, and Pyatt expressly deny any such illegal or wrongful conduct.

     11. This Agreement embodies the entire agreement and understanding of the parties hereto with regard to the matters described herein and supersedes any and all prior and/or contemporaneous agreements and understandings, oral or written, between said parties.

     12. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Illinois, without regard to its choice of law rules. Pyatt hereby consents to the jurisdiction of the state and/or federal courts in Illinois in connection with any suit commenced by the Company as a result of an alleged violation by Pyatt of any of his obligations under Section 7 and agrees that he will not contend that such courts lack personal jurisdiction over him or that venue is not appropriate in such courts. The Company agrees that, in the event it commences such action against Pyatt in the state or federal courts in Illinois, it will give Pyatt mail notice of the commencement of such action at his last known address, in addition to any other service of process required by the applicable rules. Pyatt agrees that, in the event he commences any legal proceedings against the Company, he will give the Company (through its General Counsel) mail notice of the commencement of such action, in addition to any other service of process required by the applicable rules.

     13. The parties agree that this Agreement may only be modified in writing by agreement signed by both parties, and any party's failure to enforce this Agreement in the event of one or more events which violate this Agreement shall not constitute a waiver of any right to enforce this Agreement against subsequent violations.

     14. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     15. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

     16. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

     17. If any dispute or controversy arises under or in connection with this Agreement other than a dispute or controversy concerning or arising out of Pyatt's compliance with his obligations in Section 7 of this Agreement, including without limitation any claim under any federal, state, or local law, rule, decision or order relating to the Pyatt's employment or the fact or manner of its termination, the Company and Pyatt shall attempt to resolve such dispute or controversy through good faith negotiations. If the parties fail to resolve such dispute or controversy within ninety days, such dispute or controversy shall be resolved exclusively by arbitration, conducted before a panel of three arbitrators in Chicago, Illinois in accordance with the applicable rules and procedures of the Center for Public Resources then in effect. Judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction. The award issued by the arbitrators shall be final and binding on the parties. Costs of the arbitration, including the fees of the arbitrators, shall be borne equally by the parties. Each party shall bear his/its own attorneys' fees.

     18. A. PYATT ACKNOWLEDGES THAT HE HAS READ AND UNDERSTANDS THE TERMS AND EFFECT OF THIS AGREEMENT, AND THAT IT CONTAINS A FULL, COMPLETE, AND FINAL RELEASE OF ALL CLAIMS AGAINST

THE RELEASED PARTIES THROUGH THE DATE OF HIS EXECUTION OF THIS AGREEMENT.

        B. PYATT ALSO ACKNOWLEDGES THAT, IN RELEASING AND WAIVING ANY CLAIMS AND RIGHTS THAT HE HAS OR MAY HAVE AGAINST THE RELEASED PARTIES, INCLUDING THOSE UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT, HE DOES SO KNOWINGLY AND VOLUNTARILY, IN EXCHANGE FOR CONSIDERATION TO WHICH HE WOULD NOT OTHERWISE BE ENTITLED.

        C. PYATT FURTHER ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF HIS RIGHT TO HAVE LEGAL COUNSEL OF HIS CHOICE REVIEW THIS AGREEMENT PRIOR TO EXECUTING IT.

        D. PYATT ACKNOWLEDGES AND UNDERSTANDS THAT HE MAY TAKE UP TO TWENTY-ONE
(21) DAYS TO DECIDE WHETHER TO EXECUTE THIS AGREEMENT.

        E. PYATT FURTHER ACKNOWLEDGES AND UNDERSTANDS THAT HE MAY REVOKE HIS ACCEPTANCE OF THIS AGREEMENT BY GIVING WRITTEN NOTICE TO JAMES HIRCHAK, VICE PRESIDENT, HUMAN RESOURCES, WITHIN SEVEN (7) DAYS FROM THE DATE ON WHICH HE SIGNS THIS AGREEMENT, AND THAT THE AGREEMENT WILL NOT BECOME EFFECTIVE UNTIL THIS SEVEN-DAY REVOCATION PERIOD HAS EXPIRED. IF PYATT EXERCISES HIS OPTION TO REVOKE THIS AGREEMENT, IT SHALL BE NULL AND VOID.


MICHAEL R. PYATT                       CORN PRODUCTS INTERNATIONAL, INC.


/s/ Michael R. Pyatt                   By: /s/ J. J. Hirchak
Michael R. Pyatt                       J. J. Hirchak

                                       Its: VPHR

Dated: 9/20/01                         Dated: 9/18/01